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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

WALTER HEWLETT’S COUNSEL SENDS LETTER
TO HEWLETT-PACKARD’S COUNSEL

Palo Alto, CA, March 4, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today will file with the Securities and Exchange Commission (SEC) a letter to Larry W. Sonsini, outside counsel for Hewlett-Packard Company (NYSE: HWP), from Stephen Neal, chairman and CEO of Cooley Godward LLP. The letter challenges statements made by Mr. Sonsini and HP management in response to Walter Hewlett’s recent SEC filings regarding executive compensation.

Key points outlined in the letter include:

•     HP’s public statements regarding executive compensation are absolutely false and misleading — as HP’s own company records demonstrate.

Note: Both of the recent filings by Mr. Hewlett were derived solely from HP company documents.

•     Mr. Hewlett’s decision to disclose this information is entirely proper. HP management’s assertion that honesty is a breach of fiduciary duty is outrageous.

Note: It is fundamental Delaware law that stockholders are entitled to know all material facts bearing upon a merger vote and that the duty to disclose such facts applies to directors individually and not just to the company or the full board.

•     HP’s distortion of fundamental concepts of corporate governance is deplorable.

Note: This distortion began, unfortunately, when Mr. Sonsini advised Mr. Hewlett that he could vote for the transaction as a director and against it as a stockholder and then permitted the company to claim Mr. Hewlett had flip-flopped when he later followed exactly what Mr. Sonsini advised him was a permissible course.

The full text of the letter below is also available on our website at www.VoteNoHPCompaq.com.

     March 3, 2002

     Re:     Recent Public Statements Relating to Executive Compensation

     Dear Larry:

The public statements by Hewlett-Packard Company and by you concerning executive compensation are flatly contradicted by what you all know to be the factual record — a record prepared by the company and your own firm. The suggestion that Mr. Hewlett is breaching his fiduciary duties by insisting that the truth be told is, as you know, absolutely wrong as a matter of both common sense and Delaware law.

-more-

A.	The company’s public statements in response to Mr. Hewlett’s recent SEC filings regarding executive compensation are absolutely false and misleading — as the company’s own records clearly prove.

Both of Mr. Hewlett’s recent SEC filings regarding executive compensation were derived solely from company documents and consisted simply of a description of some of those documents and copies of relevant portions of the most critical documents themselves. Those documents, some of which are described below, demonstrate the utter falsity of the statements made by the company and you that Mr. Hewlett “fabricated information,” that Mr. Capellas and Ms. Fiorina merely “floated some general terms” for future pay packages and that “[t]hose early discussions did not include the specific figures Hewlett cited”:

•	the September 3rd term sheet specifically describes a compensation package for Ms. Fiorina that includes a base salary of $1.6 million, a target annual bonus of $4.8 million and 6 million stock options with a “total estimated current value” of $57 million;

•	the September 3rd term sheet specifically describes a compensation package for Mr. Capellas that includes a base salary of $1.6 million, a target annual bonus of $3.2 million and 4 million stock options with a “total estimated current value” of $38 million;

•	the seven page term sheet for Ms. Fiorina attached to your previously undisclosed “side letter” to Compaq’s outside legal counsel specifically describes a compensation package that includes a base salary of $1.6 million, a target annual bonus of $4.8 million and 6 million stock options;

•	the nine page term sheet for Mr. Capellas attached to your side letter specifically describes a compensation package that includes a base salary of $1.6 million, a target annual bonus of $3.2 million and 4 million stock options; and

•	the minutes of the September 20, 2001 compensation committee meeting, in which you participated, specifically provide that “Following some discussion, the Committee approved new employment agreement terms, effective upon the merger, including a base salary increase from $1M to $1.6M, an increase in the annual bonus at target to $4.8M and a new option grant of 6M shares on the terms reflected in the preceding discussion on options associated with employment packages*.”

If the company’s own records are believable, it is beyond dispute that the compensation packages were detailed, specific and rich, not the mere floating of general terms without specific numbers. It is also clear that those packages were approved by the compensation committee in September 2001. It does not serve the public debate about this deal, let alone help management’s already diminished credibility, to persist in loud, zealous denials of the truth. Nor can management escape the stark reality of its own records by attacking Mr. Hewlett’s decision to disclose those records after the company’s repeated refusals to do so.

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B.	Mr. Hewlett’s decision to disclose this information was entirely proper. The argument that his fiduciary duties required him to keep the information secret is outrageous.

The company’s assertion that Mr. Hewlett’s fiduciary duties required him to keep the compensation-related information secret is outrageous. It is fundamental Delaware law that stockholders are entitled to know all material facts bearing upon a merger vote and that the duty to disclose such facts applies to directors individually (and not just to the company or the full board). It is also both required by law and critical for good corporate governance for an individual director who is aware that his or her company’s statements are inadequate or incomplete to correct those statements.

As you know, Mr. Hewlett repeatedly attempted to persuade the company to disclose the compensation packages contemplated for Ms. Fiorina and Mr. Capellas. Despite such attempts, the company refused to disclose such information. Mr. Hewlett then requested that you provide him with a legal opinion with respect to the adequacy of the compensation-related disclosure in the company’s proxy statement — a legal opinion that you assured him you could, if asked, provide. You, however, declined to provide any opinion.

In light of the record that exists in this instance (a record that includes detailed term sheets, a “side letter,” asterisks on minutes, constantly changing compensation disclosures in the company’s publicly filed proxy statement and your refusal to provide the opinion that you said you could provide) and the substantial body of case law obligating directors to provide stockholders with accurate, complete and fair characterizations of whatever they disclose, the company and its board should be thanking Mr. Hewlett for reducing their exposure to liability, rather than accusing him of breaching his fiduciary duty to stockholders by providing them with material information.

C.	The company’s efforts to impugn Mr. Hewlett’s conduct and turn corporate governance concepts on their head are deplorable.

Finally, the lashing out at Mr. Hewlett over the compensation issues is one of a number of unwarranted and outrageous attempts by the company to impugn Mr. Hewlett’s conduct as a director and to turn corporate governance concepts on their head. These attempts began, unfortunately, when you first advised Mr. Hewlett that he could vote for the transaction as a director and against it as a stockholder and then continued when you permitted the company to claim he had flip-flopped when he later followed exactly what you advised him was a permissible course. The company continued to twist and distort fundamental concepts of corporate governance with its oft repeated suggestion that Mr. Hewlett had no right to oppose a deal that he and many other view as terrible for Hewlett-Packard stockholders unless he was prepared to — and in fact did — present to the board a fully developed alternative. As you know, a director has not only the right, but the duty, to say no to an option like Compaq if it is bad, regardless of whether that director then has a fully developed alternative to both the course previously embraced by the board and to the newly surfaced Compaq option.

-more-

The efforts to smear Mr. Hewlett’s conduct as a director and to turn governance concepts on their head were perpetuated by the company this weekend with its claim that Mr. Hewlett has somehow done something wrong if he is even thinking about possible succession planning. Ms. Fiorina has frequently signaled that she may resign if this deal is defeated. Many stockholders have expressed the strong view that she should leave. Given her own statements and the strong feeling of many stockholders, it would be irresponsible if any director was not at least thinking about succession planning. Mr. Hewlett has been behaving responsibly and has done contingent thinking in this regard. And what he believes and has said publicly is that succession is an issue that he will discuss with the other outside directors, in executive session, after the deal is defeated. On this issue, as at each other step along the way, Mr. Hewlett has exemplified the very best one could ask for and hope for in a corporate director. It is regrettable that the company and other directors simultaneously have been allowed to distort both fiduciary concepts and the factual record in their zeal to attack him.

Yours very truly, /s/ Stephen C. Neal Stephen C. Neal

     cc: Walter B. Hewlett

* * * * *

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

     Contact:

Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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